Exhibit 10.2
NEWELL RUBBERMAID INC. MANAGEMENT CASH BONUS PLAN
     The following is a description of the Newell Rubbermaid Inc. Management Cash Bonus Plan (“Bonus Plan”), as amended though February 8, 2006. The Bonus Plan (attached hereto) provides for the payment of annual cash bonuses to employees who are considered to be management level and are selected by the Committee.
     The Bonus Plan is administered by the Organizational Development & Compensation Committee, or if the Committee is not comprised of “outside directors” as defined in Section 162(m), then by a subset of the Committee comprised of at least two “outside directors” (the “Committee”). The Committee has full authority to select the employees eligible for bonus awards under the Bonus Plan, determine when the employee’s participation in the Bonus Plan will begin, and determine the performance goals pursuant to which bonus amounts will be determined. The Committee may delegate to the officers of the Company the authority to determine performance goals and participation at the Divisional Level, subject to the guidelines and limitations determined by the Committee.
     The Bonus Plan provides that for a calendar year the Committee will establish corporate, group and division performance goals and a bonus payment schedule detailing the amount that may be paid to each participant based upon the level of attainment of the applicable performance goals. Bonus payments will be made only upon the Committee’s determination that the performance goals for the calendar year were achieved. The performance goals may be based on one or more of the following business criteria: earnings per share; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; and expense management. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. The performance goals may be particular to one or more subsidiaries, groups or divisions or may be based on the performance of the Company and its subsidiaries as a whole.
     Bonus payments for the 2006 calendar year will be based on a combination of the following business criteria. For Corporate participants, 100% of the bonus payment will be based on the Company’s earnings per share, cash flow, sales growth and total shareholder return. For Group participants, 50% of the bonus payment will be based on Corporate performance criteria, and 50% of the bonus payment will be based on Group operating income, cash flow and sales growth. For Divisional participants, 25% of the bonus payment will be based on Corporate performance criteria, and 75% of the bonus payment will be based on Divisional operating income, cash flow and sales growth and, for certain divisions, Group performance criteria. Bonus payments for calendar years subsequent to 2006 will be based on the same performance criteria described above, unless the Committee establishes different criteria.
     The bonus amount payable is a percentage of salary based upon an employee’s participation category and the level of attainment of the applicable performance goals, as reflected in the table below. Performance below the target levels will result in lower or no bonus payments. No award will be paid for any calendar year or portion thereof to a participant whose employment with the Company terminates during the year for a reason other than retirement, disability, death or other reason approved by the Committee. In all cases, the Committee must approve final bonus awards and can reduce a bonus payment in its discretion. The Company retains the right to terminate an employee’s participation in the Bonus Plan at any time, in which case no bonus may be paid.

	Bonus as a Percentage of
	Salary if Targets Achieved at	Maximum Bonus as a
Participation Category	100% Level	Percentage of Salary
<s>	<c>	<c>
A/A*	105.0%	210.0%
A/B**	65.0%	130.0%
A/C**	55.0%	110.0%
A**	45.0%	90.0%
B/C**	35.0%	70.0%
B**	33.5%	67.0%
C**	16.75%	33.5%
D**	8.375%	16.75%

* Applies to the Company’s Chief Executive Officer.

** Applies to participants as determined by the Committee or management, as applicable. A/B includes all named executive officers other than the Chief Executive Officer. Except for individuals specifically designated by the Committee, bonus payouts for individuals outside of the United States will not be based on the payout percentages set forth herein but will instead be based on the payout percentages set forth in the Company’s Management Cash Bonus Plan, effective January 31, 2002, which plan was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Newell Rubbermaid Inc. Management Cash Bonus Plan
1.	Name

Newell Rubbermaid Inc. Management Cash Bonus Plan

2.	Effective Date of Revisions

February 8, 2006

3.	Purpose
     To provide an incentive for key employees to improve Company performance by making them participants in the financial success of the Company.
4.	Definitions
(a)	The term “Company” means Newell Rubbermaid Inc. and its subsidiaries.

(b)	The term “Board” means the Board of Directors of Newell Rubbermaid Inc.

(c)	The term “Plan” means the arrangement described by these specifications to be known as the Newell Rubbermaid Management Inc. Cash Bonus Plan.

(d)	The term “Plan Year” means a calendar year of the Company.

(e)	The term “Committee” means the Organizational Development & Compensation Committee of the Board.

(f)	The term “Participant” means any active “regular” key employee of the Company or any of its subsidiaries who has been selected by the Committee as eligible to receive incentive compensation under the Plan.

(g)	The term “Salary” means a Participant’s base annual salary earned during a Plan Year while a participant, exclusive of commissions and bonuses.
5.	Eligibility and Participation
     Employees selected by the Committee as eligible to receive incentive compensation under the Plan shall be Participants.
     When the Committee selects an employee to become a Participant under the Plan, it shall designate the date as of which his/her participation shall begin.

6.	Annual Incentive Awards
     At the end of each Plan Year, the incentive compensation to be awarded to each Participant shall be determined by multiplying his/her Salary for the Plan Year by the appropriate Corporate, Group or Divisional financial results percentage based on achievement of pre-determined goals.
7.	Bonus Plan Awards
     When an employee is selected to become a Participant under the Plan, he/she will be eligible to receive a target bonus payout based on the following percentage of Salary: A/A (105.0%), A/B (65.0%); A/C (55.0%); A (45.0%); B/C (35.0%); B (33.5%); C (16.75%); and D (8.375%). The maximum bonus payout percentages for incentive awards under the Plan are as follows: A/A (210.0%), A/B (130.0%); A/C (110.0%); A (90.0%); B/C (70.0%); B (67.0%); C (33.5%); and D (16.75%). In no event shall any employee receive an incentive award under the Plan that exceeds, for any calendar year, $2,900,000.
8.	Plan Limitations
     Notwithstanding anything herein to the contrary, for Plan purposes, no award will be made for a Plan Year to a Participant whose employment terminated during such Plan Year unless the termination was due to retirement, disability, death or any other cause approved by the Committee.
9.	Payment of Incentive Awards
     A Participant’s award for a Plan Year under the Plan shall be paid in cash to the Participant, or his/her beneficiary or beneficiaries in the event of his/her death, prior to March 15 of the following Plan Year, unless he/she elects to have a part or all of the award deferred as provided in Section 10 below.
10.	Deferral of Awards
     In lieu of receiving an award as provided in Section 9 above, a Participant may elect to defer all or part of his/her incentive award in accordance with the 2002 Newell Rubbermaid Deferred Compensation Plan.
11.	Management Rights
     Corporate Management or, in the case of the Chief Executive Officer of the Corporation or any Participant that reports directly to the Chief Executive Officer, the Board reserves the right to cancel eligibility of a bonus participant at any time and refuse bonus payment for any reason.

12.	Amendments
     The Board may either modify or eliminate the Plan if in its judgment such modification or elimination does not materially or adversely affect the best interests of the Company or of the stockholders; provided, that such modification or elimination shall not affect the obligation of the Company to pay any incentive compensation after it has been earned.
13.	Employment Rights
     Nothing contained in the Plan shall be construed as conferring a right upon any employee to be continued in the employment of the Company.